Exhibit 10.29

April 23, 2015

Wajid Ali

852 Camino Flores

Thousand Oaks, CA  91360

Dear Wajid,

I am pleased to offer you a position with Synaptics as SVP & Chief Financial Officer, reporting to Rick Bergman, President and Chief Executive Officer. Your expected start date is to be on or prior to June 1st, 2015.  You will receive a monthly salary of $32,916.67 that will be paid on the 15th and last day of each month (corresponding to an annual salary of $395,000).

As a Synaptics employee, you are also eligible to receive employee benefits which include:

•	Group Medical, Dental and Vision insurance for you and your eligible dependents;

•	Life Insurance, Short-term and Long-term Disability Insurance;

•	Flexible time off benefits that you will be accruing at fifteen (15) days per year (includes sick leave and personal time-off);

•	Company paid holidays;

•	Participation in our Employee Stock Purchase Plan;

•	Participation in our 401(K) Savings Plan;

•	Participation in Section 125 Flexible Spending Account

Relocation benefits to assist with your move to Northern California will be provided as listed in the attached document.  If you should terminate your employment with Synaptics less than two years from your hire date, you will be required to reimburse the company on a prorated basis.  The exact relocation amount will not be finalized until the move is completed.

You are eligible to receive an annual incentive target of 65% of your base salary for each Synaptics Incorporated fiscal year.  Any annual incentive payable in Synaptics Incorporated’s fiscal year 2016 will be prorated to the beginning of that fiscal year. Payment of the incentive will be based first on company-wide performance, followed by department and individual goals annually. Payment of any incentive amount is ultimately at the discretion of Synaptics and is not guaranteed.

Your performance and base salary will be reviewed at the end of each fiscal year as part of the company’s normal focal review process. Your first review will occur in July 2016 and any merit increase will be awarded at that time.

Subject to the approval of the Board of Directors of the Company at a meeting following your start date, you will be recommended for an option to purchase 40,000 shares of Common Stock at an exercise price equal to the closing price of the Company's Common Stock as reported on NASDAQ on the date of grant. Your options shall be exercisable at the rate of 1/3 of the shares one year after commencement of employment and 1/12 of the shares each quarter thereafter (so that at the end of three years, your option will be fully vested).  Vesting will, of course, depend on your continued employment with the Company.

Additionally, you will receive 15,000 Restricted Stock Units (RSUs).  Your RSU’s will vest 1/3 of the shares on the delivery date (January 31, April 30, July 31, October 31) occurring in the calendar quarter one year from the grant date and 1/12th of your RSU’s will vest each quarter on the delivery dates noted such that your entire award will be fully vested in the calendar quarter of the third anniversary of the grant date. Vesting of your RSUs is contingent on your continued employment with the Company.

You should be aware that your employment with the Company is for no specified period and constitutes "at will" employment.  As a result, you are free to resign at any time, for any reason, or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.  This offer is contingent upon successful completion of your background and references screening.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your hire date, or our employment relationship with you may be terminated.

I have enclosed our standard Proprietary Information and Assignment of Inventions Agreement regarding protection of confidential information and assignment of inventions.  If you accept this offer, it is required as a condition of your employment that you return a signed copy of that agreement.

In order to accept the Company's offer, please sign and date this letter in the space provided below. We would appreciate a response no later than April 27, 2015. A duplicate original is enclosed for your records.  This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Wajid, we are really looking forward to your joining Synaptics and adding your experience and energy to our growing company.

Sincerely,

/s/ Rick Bergman

Rick Bergman

President & Chief Executive Officer

ACCEPTED AND AGREED TO

this 23 day of  April, 2015

Start Date: June 1, 2015

Signature: /s/ Wajid Ali	Full Legal Name Wajid Ali